EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) entered into by and between VIEWPOINT FINANCIAL GROUP (“Company”) and GAROLD ROBERT BASE (“Executive”), amending the Employment Agreement (“Agreement”) between Company and Executive dated September 29, 2006.

IT IS AGREED:

This Amendment amends Section 1.2 of the Agreement to read in its entirety as follows:

“1.2 TERM AND EXTENSION – The term of this Agreement shall be the period commencing on the date on which ViewPoint Bank (“Bank”) converts to stock form as the subsidiary of Company (the “Commencement Date”) and ending on December 31, 2011, subject to earlier termination as provided herein. Beginning on January 1, 2010, and on each January 1 thereafter during the term, the term shall be extended by one additional year such that the term as so extended shall be a period of three years, provided that (1) Company has not given notice to Executive in writing at least 90 days prior to such January 1 that the term of this Agreement shall not be extended further; and (2) at least 90 days prior to such January 1, the Board of Directors of Company explicitly reviews and approves the extension based upon a performance review in which the Board has determined that Executive’s performance has been satisfactory or better.”

This Amendment contains all of the terms agreed upon by the parties with respect to the subject matter of this Amendment and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter, whether written or oral.

VIEWPOINT FINANCIAL GROUP:

By: /s/ James McCarley
James McCarley, Chairman of the Board

Attest: /s/ Sherrie Tawwater
Sherrie Tawwater
Assistant VP/Executive Assistant

EXECUTIVE:

/s/ Garold R. Base
Garold R. Base
President and Chief Executive Officer